Exhibit 10.12

REINSURANCE AGREEMENT

THIS REINSURANCE AGREEMENT (“Agreement”) is made and entered into as of July 1, 1999 by and between EDUCATORS MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life insurance corporation (“Company”), and HARTFORD LIFE & ACCIDENT INSURANCE COMPANY, a Connecticut stock life insurance corporation (“Reinsurer”).

Recitals

Subject to the terms, conditions and limitations set forth herein, the Company desires to cede, assign and transfer to the Reinsurer all of the Company’s liabilities on the Reinsured Claims as of the Effective Date. In consideration of the Company’s payment of the Reinsurance Premium, the Reinsurer is willing to reinsure and assume the Company’s liabilities on the Reinsured Claims as of the Effective Date, subject to the terms, conditions and limitations set forth herein. The parties intend that the reinsurance transaction described in this Agreement shall operate as indemnity reinsurance under which the Reinsurer shall coinsure (on a 100% quota share basis) the Reinsured Claims as of the Effective Date.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the sufficiency and receipt of which are acknowledged, and intending to be bound hereby, the parties agree as follows:

ARTICLE I: Definitions

The following capitalized terms used and not otherwise defined herein shall have the meanings given below:

1.1. Accrual Rate. The term “Accrual Rate” means an interest rate of 5.7345% per annum.

1.2. Additional Claim. The term “Additional Claim” means a claim under an Association Policy that (i) was not identified as a Reinsured Claim in Schedule 1.20 to this Agreement, and (ii) is submitted to the Reinsurer under an Additional Claim Proposal in accordance with Section 2.9.

1.3. Additional Claim Proposal. The term “Additional Claim Proposal” has the meaning given in Section 2.9.

1.4. Association Policies. The term “Association Policies” means the group long-term disability insurance policies issued by the Company that are listed at Schedule 1.4.

1.5. Books and Records. The term “Books and Records” means and includes copies of all files and records of the Company necessary for the Reinsurer’s performance of its obligations hereunder and relating to the Reinsured Claims, including but not limited to, contract files, claim files and underwriting files for the Related Policies and the Reinsured Claims covering the period up to and including the Effective Date.

1.6. Claimant. The term “Claimant” means the claimant on a Reinsured Claim.

1.7. Closing and Closing Date. The terms “Closing” and “Closing Date” shall have the meanings given in Section 4.1.

1.8. Effective Date. The term “Effective Date” means 12:01 A.M., eastern time, on July 1, 1999.

1.9. Estimated Settlement Amount. The term “Estimated Settlement Amount” has the meaning given in Section 4.2.

1.10. Excluded Liabilities. The term “Excluded Liabilities” means any liability on or in connection with the Reinsured Claims or the Related Policies (a) for benefit amounts due in the Pre-Effective Date Period, or (b) involving bad faith, punitive or other extra-contractual claims arising out of actions or omissions of the Company, provided that such acts or omissions do not involve, or were not undertaken at the direction or with the written approval of, the Reinsurer.

1.11. Extension Period. The term “Extension Period” means the period commencing on the date of this Agreement and ending six months following the Effective Date.

1.12. Final Settlement Amount. The term “Final Settlement Amount” shall have the meaning given in Section 4.3.

1.13. Final Settlement Amount Report. The term “Final Settlement Amount Report” shall have the meaning given in Section 4.3.

1.14. Instruction Expenses. The term “Instruction Expenses” has the meaning given in Section 2.6.

1.15. Liquidator. The term “Liquidator” has the meaning given in Section 12.4.

1.16. Loss. The term “Loss” means and includes all costs and expenses (including interest, penalties, reasonable attorneys’ fees, necessary accountants’ and actuaries’ fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments sustained or incurred by a party with respect to a matter for which indemnity is due hereunder.

1.17. Post-Effective Date Period. The term “Post-Effective Date Period” means the period commencing on and continuing after the Effective Date.

1.18. Pre-Effective Date Period. The term “Pre-Effective Date Period” means the period prior to the Effective Date.

1.19. Reinsurance Premium. The term “Reinsurance Premium” shall have the meaning given in Section 4.2.

1.20. Reinsured Claims. The term “Reinsured Claims” means the disability insurance claims listed by Claimant and Related Policy number at Schedule 1.20.

1.21. Related Policy. The term “Related Policy” means a policy issued by the Company under which a Reinsured Claim is made.

1.22. Reinsurance Percentage. The term “Reinsurance Percentage” means 93.3%.

1.23. Services. The term “Services” has the meaning given in Section 2.1.2.

1.24. Settlement Amount. The term “Settlement Amount” means an amount equal to the Settlement Reserves for the Reinsured Claims as of the Effective Date.

1.25. Settlement Reserves. The term “Settlement Reserves” means the reserves for the Reinsured Claims calculated in accordance with the actual means, methodologies, principles, practices, procedures and policies used by the Company in calculating reserve and claim liabilities for the Reinsured Claims and the Related Policies for purposes of the Company’s year- end 1998 statutory financial statements as disclosed by the Company to the Reinsurer prior to the date of this Agreement (including, but not limited to, the fact that the Company has calculated reserves for the Reinsured Claims using the 1964 CDT table at 3% for disabilities incurred prior to 1993 and the 1987 CGDT table at 5% for disabilities incurred after 1992).

1.26. Statutory Accounting Rules. The term “Statutory Accounting Rules” means the accounting rules, methodologies, principles, practices, procedures and policies prescribed or permitted by Pennsylvania law and regulation for the calculation of insurance reserve and claim liabilities by Pennsylvania-domiciled insurance companies writing disability insurance business.

1.27. Statutory Reserves. The term “Statutory Reserves” means the reserves for the Reinsured Claims which are required to be held by the Company as of a particular point in time, calculated in accordance with the Statutory Accounting Rules.

ARTICLE II: Coinsurance of the Reinsured Claims

2.1. Coinsurance. Subject to the terms and conditions of this Agreement, including payment of the Reinsurance Premium, the Company will cede to the Reinsurer and the Reinsurer will accept reinsurance on a coinsurance basis of one hundred percent (100%) of the Company’s liability (other than the Excluded Liabilities) on the Reinsured Claims as of the Effective Date. As of such date, the Reinsurer agrees to be responsible for one hundred percent (100%) of the Statutory Reserves and liabilities associated with the Reinsured Claims (other than the Excluded Liabilities).

2.1.1. On and after the Effective Date, the Reinsurer shall pay, and shall reimburse the Company for all payments it makes, of liabilities (other than Excluded Liabilities) with respect to the Reinsured Claims.

2.1.2. From and after the Effective Date, the Reinsurer shall be responsible for the administration and management of the Reinsured Claims including, without limitation, claims management, processing and payment; settlement of disputed Reinsured Claims; lump-sum settlements and commutations of Reinsured Claims (except as provided at Section 2.1.4); litigation involving Reinsured Claims; and rehabilitation and loss management services provided in respect of the Reinsured Claims (collectively, the “Services”). The Reinsurer will provide the Services under and in accordance with the terms and conditions of the Related Policies and all applicable legal requirements and restrictions. In providing the Services and paying the Reinsured Claims, the Reinsurer shall be authorized to correspond with Claimants and issue payments directly to the Claimants in the Reinsurer’s name, provided the Reinsurer discloses that it is acting as agent for the Company in the performance of such functions.

2.1.3. Except as provided in Section 2.1.4, the Reinsurer shall have sole authority to administer and adjudicate the Reinsured Claims, provided that the Reinsurer shall indemnify, defend and hold the Company harmless in connection with any Loss (including punitive, exemplary and other forms of extra-contractual damages, fines, penalties and defense costs) incurred by the Company as a result of the Reinsurer’s claims adjustment actions and determinations.

2.1.4. The Company shall have the reserved right to require that a Reinsured Claim be paid on a basis determined by the Company if, in the Company’s reasonable and good faith judgment, it would be exposed to material adverse regulatory action as a result of the Claim determination made by the Reinsurer. In such event, the Company will pay the Reinsurer the additional cost incurred as a result of the Company’s determination and the Reinsurer shall not be required to indemnify, defend or hold the Company harmless in connection with any Loss that is incurred as a result of the Company’s determination.

2.1.5. The Company .shall comply with any reasonable written instructions of the Reinsurer on all matters affecting the Reinsurer’s obligations with respect to the Reinsured Claims; provided that Reinsurer shall indemnify and defend Company in connection therewith pursuant to Section 10.2.

2.2. Parties to Coinsurance. This Article II provides for indemnity reinsurance solely between the Company and the Reinsurer. The acceptance of reinsurance under this Article II shall not create any right or legal relation between the Reinsurer and the Claimant on a Reinsured Claim, and the Company shall be and remain solely liable to the Claimant on the Reinsured Claim.

2.3. Termination of Coinsurance. Coinsurance will continue hereunder as to any Reinsured Claim until settlement or payment in full of the Reinsured Claim. The Company shall have no right to recapture the Reinsured Claims.

2.4. Maintenance of Statutory Reserves. The Reinsurer shall maintain Statutory Reserves with respect to the Reinsured Claims as required by the Statutory Accounting Rules. All such Statutory Reserves will be accounted for by the Company as ceded reinsurance and by the Reinsurer as assumed reinsurance.

2.5. Reserve Credit and Ratings Changes. If, following closing of the coinsurance transaction contemplated by this Agreement, either (i) the Reinsurer’s rating under the Standard and Poor’s rating system falls below the major rating category of “A” (“Qualifying Ratings Change”), or (ii) the Company is unable for any reason to take reserve credit for the reinsurance of the Reinsured Claims without the reinsurance facility being secured, then the Reinsurer, at the Company’s written request, will either (a) furnish and thereafter maintain in force a letter of credit for the Company’s benefit in a face amount equal to no less than 103% of the then current Statutory Reserves associated with the Reinsured Claims (“Required Security Balance”); or (b) fund and thereafter maintain a trust for the benefit of the Company with cash or cash equivalent assets having a market value equal to no less than the Required Security Balance; or (c) take such other equivalent action (“Alternate Action”) as may be necessary to cure the Qualifying Ratings Change or, as applicable, enable the Company to take reserve credit for reinsurance of the Reinsured Claims. Any security for the Reinsurer’s performance hereunder that is provided by letter of credit, trust, or Alternate Action shall be maintained in force and effect for so long as (1)

the Reinsurer remains subject to a Qualifying Ratings Change, or (2) as applicable, the Company is unable to take reserve credit for reinsurance of the Reinsured Claims. The Reinsurer may select from the alternatives provided in clauses (a) through (c) of this Section 2.5 in its sole discretion.

2.6. Certain Reimbursements. If the Reinsurer provides the Company with written instructions to undertake actions or incur expenses with respect to the Reinsured Claims (and such actions or expenses do not arise out of Excluded Liabilities but instead relate to the liabilities reinsured hereunder), the Reinsurer shall reimburse the Company on a calendar-quarter basis in an amount equal to the sum of such expenses incurred in the period (“Instruction Expenses”). Instruction Expenses shall consist of reasonable out-of-pocket costs incurred by the Company in complying with the Reinsurer’s written instructions provided such expenses are approved in writing in advance by the Reinsurer, but specifically shall exclude any allowance for the Company’s internal costs, salaries, wages, taxes, overheads or other allocated costs of the Company’s general operations,

2.7. Calculation of Statutory Reserves. Not later than thirty (30) days following the close of each calendar quarter during which any of the Reinsured Claims remains outstanding, the Reinsurer shall calculate and report to the Company Statutory Reserves for the Reinsured Claims as of the quarter-end or year-end closing date, as applicable (“Reserve Report”). The Reserve Report shall be in such form and content as will enable the Company to reflect the reinsurance of the Reinsured Claims in the Company’s quarterly and annual statutory financial statements. Annually, the Reinsurer will provide the Company a written statement from the Reinsurer’s appointed actuary attesting to the sufficiency of such Statutory Reserves.

2.8. Calculation of GAAP Reserves. Not later than thirty (30) days following the close of each calendar quarter during which any of the Reinsured Claims remain outstanding, the Reinsurer shall calculate and report to the Company GAAP Reserves for the Reinsured Claims as of the quarter-end or year-end closing date, as applicable (“GAAP Reserve Report”), The GAAP Reserve Report shall be in such form and content as will enable the Company to reflect the reinsurance of the Reinsured Claims in the Company’s quarterly and annual GAAP financial statements. The basis for the GAAP Reserves will be the Reinsurer’s current GAAP reserving basis.

2.9. Additional Claims. From time to time in the Extension Period, the Company may identify and submit to the Reinsurer in writing Additional Claims for inclusion as Reinsured Claims under this Agreement (“Additional Claim Proposal”). An Additional Claim Proposal shall include a proposed price for the Reinsurer to assume the Company’s liability on the Additional Claim(s) and a proposed effective date for the assumption. An Additional Claim Proposal shall otherwise be deemed to incorporate, and shall be subject to, all the terms and conditions of this Agreement. The Reinsurer shall respond in writing to the Additional Claim

Proposal within five (5) business days of receipt by either (i) accepting the Additional Claim Proposal or (ii) rejecting the Additional Claim Proposal and proposing a counter-offer on the price and effective date at which the Additional Claim(s) will be assumed (“Counter-Offer”). The Company shall have five (5) business days from receipt within which to accept a Counteroffer by written notice to the Reinsurer. If the Company does not so notify the Reinsurer of its acceptance, the Counter-Offer shall be deemed rejected. If the Counter-Offer is rejected or deemed rejected, the Reinsurer shall have no liability on the Additional Claim.

ARTICLE III: Transition Provisions

3.1. Books and Records. Within 60 days following the Effective Date, the Company will deliver copies or, subject to the Reinsurer’s reasonable request, originals of the Books and Records to the Reinsurer. The Company may retain copies of any original Books and Records delivered to the Reinsurer under this Section 3.1. On written request from the Company, the Reinsurer will give the Company as soon as reasonably practicable (but in no event later than three business days following the request) access to, and the Company shall have the continuing right to use, any originals of the Books and Records that are delivered to the Reinsurer, if and to the extent use of such originals is necessary for the Company’s reasonable business purposes and operations. Such access shall be provided during Reinsurer’s normal business hours.

3.2. Reinsurer Records. The Reinsurer agrees that it will maintain true and accurate records of all reinsurance hereunder, including all such records as may be required by law. On written request from the Company, the Reinsurer shall make available for inspection and copying by the Company as soon as reasonably practicable (but in no event later than three business days following the request) any records pertaining to the Reinsured Claims that may be required by the Company for any reasonable business purpose. Such access shall be provided during Reinsurer’s normal business hours.

3.3. Privacy. The Reinsurer recognizes that, in the course of its performance under this Agreement, it will obtain from the Company and other sources personal or privileged information about individuals collected or received in connection with insurance transactions. The Reinsurer agrees to maintain the confidentiality of such information in accordance with applicable law and not to redisclose such information further without the individual’s written authorization, unless such disclosure is otherwise permitted by law.

3.4. Forwarding of Claims and Inquiries. After the Effective Date, the Company shall refer to the Reinsurer all inquiries involving the Reinsured Claims.

ARTICLE IV: Closing Date and Reinsurance Premium Payment

4.1. Closing and Closing Date. Closing of the transactions contemplated by this Agreement (“Closing”) shall occur as of July 29, 1999 or such other date as may be mutually agreed by the parties (“Closing Date”). Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, or at such other location as may be agreed by the parties; provided however, that Closing may be accomplished by mail, facsimile, wire transfer or such other means as may be agreed by the parties.

4.2. Reinsurance Premium. In consideration of Reinsurer’s reinsurance and assumption of the Reinsured Claims as provided herein, the Company shall pay Reinsurer an amount equal to (i) the product of (a) the Settlement Amount and (b) the Reinsurance Percentage, plus (ii) an allowance for interest accruing on item (i) at the Accrual Rate from the Effective Date through the Closing Date (collectively, the “Reinsurance Premium”), less (iii) claims payments made by the Company that are allocable to the Post-Effective Date Period, less (iv) an allowance for interest accruing on the payments comprising item (iii) at the Accrual Rate from the date of each such payment through the Closing Date. The Reinsurance Premium shall be calculated and paid to Reinsurer as follows:

4.2.1. The Settlement Amount will be calculated by the Company on an estimated basis for purposes of the Closing (“Estimated Settlement Amount”). At the Closing, the Company shall deliver to the Reinsurer a written calculation of the Estimated Settlement Amount and the Reinsurance Premium, certified by an executive officer and the appointed actuary of the Company to be true and correct to the best of such officers’ then current knowledge, information and belief (“Closing Date Statement”). The Estimated Settlement Amount will be based on the reserves for the Reinsured Claims that were included in the Company’s statutory financial statements as of June 30, 1999.

4.2.2. The Reinsurance Premium will be paid in cash, by wire transfer of immediately available funds to an account designated by the Reinsurer.

4.2.3. The Company shall provide the Reinsurer with such information as Reinsurer may reasonably request regarding the calculation of the Estimated Settlement Amount under this Section 4.2. The Estimated Settlement Amount will be subject to the post-closing accounting and certification described at Section 4.3.

4.3. Post-Closing Accounting and Reserve Certification. Within 30 days following the Closing Date, the Company shall cause its appointed actuary to recalculate and certify to the “Reinsurer in writing (“Final Settlement Amount Report”) the Statutory Reserves for the Reinsured Claims as of the Effective Date (“Final Settlement Amount”).

4.3.1. The Reinsurer shall have one-hundred-thirty-five (135) days from the date of receipt of the Final Settlement Amount Report to review and approve, or object to, the basis and methodology used in, and the results of, the calculation. In the course of such review, the Reinsurer may audit the Reinsured Claims, verify the data provided by the Company with respect to the Reinsured Claims, and may verify the data with respect to the Reinsured Claims that was used in the calculation of the Final Settlement Amount and the Reinsurance Premium.

4.3.2. If errors in the data or in the calculation of the Final Settlement Amount or the Reinsurance Premium are discovered, the Reinsurance Premium will be adjusted accordingly. If the parties cannot agree on the Final Settlement Amount, the matter shall be submitted to arbitration.

4.3.3. If the Final Settlement Amount exceeds the Estimated Settlement Amount shown in the Closing Date Statement, the Company shall pay the Reinsurer an amount equal to the excess. If the Final Settlement Amount is less than the Estimated Settlement Amount shown in the Closing Date Statement, the Reinsurer shall refund to the Company an amount equal to the difference. In either instance the payment shall be made within ten (10) days following the date on which the Final Settlement Amount is finally determined, with interest at the Accrual Rate from the Effective Date to the date of payment.

4.3.4. The audit and verification process under Section 4.3.1 will be limited to verification of objective, verifiable data points and calculation errors. The process will not be used to seek adjustment of the Reinsurance Premium for judgmental claims adjustment or judgmental reserving determinations or judgmental assumptions, unless the claims adjustment or reserving determinations or assumptions used by the Company in calculating the Reinsurance Premium are inconsistent with those previously disclosed to the Reinsurer.

ARTICLE V: Covenants and Undertakings

5.1. Fees and Expenses. Except as otherwise provided herein, each party shall pay all costs incurred by it for legal, actuarial and other services used in connection with the preparation of, and in closing under, this Agreement.

5.2. Subrogation Recoveries. From and after the Closing Date, if the Company receives a subrogation recovery in respect of a Reinsured Claim liability, the Company shall pay the Reinsurer an amount equal to the net recovery proceeds within thirty days of receipt.

5.3. Company Proprietary Information. During the course of performance under this Agreement, the Reinsurer and its agents, employees and representatives may obtain or have access to certain proprietary information of the Company (“Company Proprietary Information”). The Reinsurer covenants as follows with respect to the Company Proprietary Information:

5.3.1. The Reinsurer will, and will cause its agents, employees and representatives to, (i) keep the Company Proprietary Information strictly confidential; (ii) use the Company Proprietary Information only as necessary to carry out the terms and conditions of this Agreement; and (iii) not disclose such information to others without the prior consent of the Company, except as may be required by law.

5.3.2. The Reinsurer will permit disclosure of Company Proprietary Information only to those agents, employees and representatives of the Reinsurer who require such for purposes of this Agreement and who have been advised of, and have agreed to be bound by, the terms of this Section 5.3.

5.3.3. In the event that the Reinsurer or anyone to whom the Reinsurer discloses the Company Proprietary Information as permitted by this Agreement becomes legally compelled to disclose any of the Company Proprietary Information, the Reinsurer will provide the Company with prompt written notice (within 24 hours) so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that a protective order or other remedy is not obtained or that the Company waives compliance with the provisions of this Agreement, the Reinsurer will disclose only that portion of the Company Proprietary Information which is legally required, and the Reinsurer will make reasonable efforts to obtain assurances that confidential treatment will be accorded the Company Proprietary Information.

5.3.4. The restrictions of this section shall not apply to the Company Proprietary Information if and to the extent that such has entered the public domain or is available to the Reinsurer from a third-party that is not, to the Reinsurer’s knowledge, bound by a confidentiality obligation with respect to such information.

5.4. Reinsurer Proprietary Information. During the course of performance under this Agreement, the Company and its agents, employees and representatives may obtain or have access to certain proprietary information of the Reinsurer (“Reinsurer Proprietary Information”). The Company covenants as follows with respect to the Reinsurer Proprietary Information:

5.4.1. The Company will, and will cause its agents, employees and representatives to, (i) keep the Reinsurer Proprietary Information strictly confidential; (ii) use the Reinsurer Proprietary Information only as necessary to carry out the terms and condition of this Agreement; and (iii) not disclose such information to others without the prior consent of the Reinsurer, except as may be required by law.

5.4.2. The Company will permit disclosure of the Reinsurer Proprietary Information only those agents, employees and representatives of the Company who require such for purposes of this Agreement and who have been advised of, and have agreed to be bound by, the terms of this Section 5.4.

5.4.3. In the event that the Company or anyone to whom the Company discloses the Reinsurer Proprietary Information as permitted by this Agreement becomes legally compelled to disclose any of the Reinsurer Proprietary Information, the Company will provide the Reinsurer with prompt written notice (within 24 hours) so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that a protective order or other remedy is not obtained or that the Reinsurer waives compliance with the provisions of this Agreement, the Company will disclose only that portion of the Reinsurer Proprietary Information which is legally required, and the Company will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Reinsurer Proprietary Information.

5.4.4. The restrictions of this section shall not apply to the Reinsurer Proprietary Information if and to the extent that such has entered the public domain or is available to the Company from a third-party that is not, to the Company’s knowledge, bound by a confidentiality obligation with respect to such information.

5.5. Claim Reimbursements. If the Company pays a Claim that is allocable, in whole or in part, to the Post-Effective Date period, the Reinsurer shall reimburse the Company for the allocable portion of the Claim plus interest thereon at the Accrual Rate. If the Reinsurer pays a Claim that is allocable, in whole or in part, to the Pre-Effective Date period, the Company shall reimburse the Reinsurer for the allocable portion of the Claim plus interest thereon at the Accrual Rate.

ARTICLE VI: The Reinsurer’s Conditions Precedent

The obligation of the Reinsurer to coinsure the Reinsured Claims hereunder is subject to the satisfaction or waiver at the Reinsurer’s option, on or prior to the Closing Date, of the following conditions.

6.1. Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects as of such date or period. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

6.2. Closing Deadline. Closing must occur no later than August 16, 1999.

6.3. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any governmental or regulatory body or any other person or entity to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, that has or is reasonably likely to have a material adverse effect on the Reinsured Claims or the business, property, prospects, results of operations or financial condition of the Reinsurer.

ARTICLE VII: The Company’s Conditions Precedent

The obligation of the Company to cede the Reinsured Claims is subject to the satisfaction or waiver at the Company’s option, on or prior to the Closing Date, of the following conditions.

7.1. Representations, Warranties and Covenants. The representations and warranties of the Reinsurer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects as of such date or period. The Reinsurer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Reinsurer on or prior to the Closing Date.

7.2. Closing Deadline. Closing must occur no later than August 16, 1999.

7.3. Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any governmental or regulatory body or any other person or entity to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, that has or is reasonably likely to have a material adverse effect on the Reinsured Claims or the business, property, prospects, results of operations or financial condition of the Company or the Reinsurer.

ARTICLE VIII: Representations and Warranties of the Company

The Company hereby represents and warrants to the Reinsurer as follows:

8.1. Organization and Standing of the Company. The Company is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to carry on the business and operations of the Company as now being and as heretofore conducted.

8.2. Authorization. The Company has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized and are valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

8.3. No Conflict or Violation. The execution, delivery and performance of this Agreement, will not (a) violate any provision of the Articles or Certificate of Incorporation, By-laws or other organizational document of the Company; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any material contract or other material agreement to which the Company is a party; (c) violate any order, judgment, injunction, award or decree of, or any agreement with or condition imposed by, any court, arbitrator or governmental or regulatory body against, binding upon or applicable to the Company, the Reinsured Claims or the Related Policies; or (d) violate any statute, law or regulation of any jurisdiction.

8.4. Consents and Approvals. To the best of the Company’s current knowledge, the execution, delivery and performance of this Agreement do not require the Company to obtain any approval from, to make any filing with or to give any notice to, any person.

8.5. Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE IX: Representations and Warranties of Reinsurer

Reinsurer hereby represents and warrants to the Company as follows:

9.1. Organization and Standing of the Reinsurer. The Reinsurer is a corporation validly existing and in good standing under the laws of the State of Connecticut.

9.2. Authorization. The Reinsurer has all requisite power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery by Reinsurer of this Agreement, and the performance by Reinsurer of its obligations hereunder have been duly authorized and are valid and binding obligations of Reinsurer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by the principles governing the availability of equitable remedies.

9.3. No Conflict or Violation. The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles or Certificate of Incorporation, By-laws or other charter or organizational document of the Reinsurer; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any material contract or other material agreement to which the Reinsurer is a party; (c) violate any order, judgment, injunction, award or decree of, or any agreement with or condition imposed by, any court, arbitrator or governmental or regulatory body against, binding upon or applicable to the Reinsurer; or (d) violate any statute, law or regulation of any jurisdiction.

9.4. Consents and Approvals. To the best of the Reinsurer’s current knowledge, the execution, delivery and performance of this Agreement do not require the Reinsurer to obtain any approval from, to make any filing with or to give any notice to, any person.

9.5. Brokers and Finders. Reinsurer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement other than Merger Acquisition Profiles for whose fees and expenses Reinsurer shall be solely liable.

ARTICLE X: Indemnification

10.1. Indemnification by the Company. The Company shall reimburse the Reinsurer for, shall indemnify and hold the Reinsurer harmless of and from, and shall defend the Reinsurer against all Losses sustained or incurred by, or asserted against, the Reinsurer as a result of (i) the breach of any of the Company’s obligations under this Agreement, (ii) benefit payments due on the Reinsured Claims in the Pre-Effective Date Period, (iii) acts or omissions to act on the part of the Company in connection with the Reinsured Claims after the Effective Date that are without reasonable cause and without the prior specific written approval of the Reinsurer, and/or (iv) any enforcement of this indemnity.

10.2. Indemnification by the Reinsurer. The Reinsurer shall reimburse the Company for, shall indemnify and hold the Company harmless of and from, and shall defend the Company against all Losses sustained or incurred by, or asserted against, the Company which arise out of, or otherwise result from (i) the breach of any of the Reinsurer’s obligations under this Agreement, (ii) benefit payments due on the Reinsured Claims in the Post-Effective Date Period, (iii) the Reinsurer’s claims adjustment actions and determinations (except as set forth at Section 2.1.4), and (iv) any other act, omission, event or occurrence in respect of the Reinsured Claims on or after the Effective Date, unless the Loss is incurred as a result of the Company’s breach of the Agreement or independent action undertaken by the Company without reasonable cause and without the prior specific written approval of the Reinsurer.

10.3. Indemnification Procedures.

10.3.1. Notice of Claims. If a claim is made, or any suit or action is commenced for which defense or indemnity is claimed to be due under Sections 10.1 or 10.2 hereof, or if knowledge is received of any other state of facts which, if not corrected, may give rise to a right of defense or indemnification under Sections 10.1 or 10.2, the party seeking defense or indemnity (“Indemnified Party”) shall give written notice to the party claimed to be liable on the defense or indemnity obligation (“Indemnifying Party”) as soon as practicable after, but in no event (i) more than twenty (20) days following notice to the Indemnified Party of any claim, suit or action for which defense or indemnity will be sought, or (ii) more than thirty (30) days following the Indemnified Party’s knowledge of any other state of facts which may give rise to a right to defense or indemnity under Sections 10.1 or 10.2. Notwithstanding the foregoing, each party shall advise the other in writing within one (1) business day of the receipt of any complaint or other type of regulatory inquiry involving the Reinsured Claims that may give rise to a claim for indemnification hereunder. A failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to defend or indemnify, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to the matter for which defense or indemnity has been claimed, and each party hereunder will render to the other such assistance as the other may reasonably require in order to assure prompt and adequate defense of any suit, claim or proceeding to which this Section 10.3 applies.

10.3.2. Selection of Counsel. If defense or indemnification is sought with respect to a claim, suit or other proceeding against the Indemnified Party, the Indemnifying Party shall have the right to defend, compromise and settle the matter in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Sections 10.1 or 10.2 hereof; provided, however, that the

Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all Losses relating thereto. The Indemnifying Party shall notify the Indemnified Party within twenty (20) days of having been notified pursuant to Section 10.3.1 of this Agreement if the Indemnifying Party elects to assume the defense of any such claim; suit or action. In assuming the defense of a matter hereunder, the Indemnifying Party shall have the right to select counsel, provided that the Indemnified Party does not object to such counsel based on a reasonable claim of conflict of interest. The Indemnified Party shall have the right to employ its own counsel who may associate with the counsel designated by the Indemnifying Party (upon the Indemnifying Party’s assumption of the defense of the matter), but the fees and expenses of such counsel shall be at the Indemnified Party’s expense unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof, or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the reasonable fees and expenses of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party.

10.3.3. Settlement of Claims. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle nor compromise any matter for which indemnification may be sought, notwithstanding this Section 10.3.3, in excess of $1,000 without the written consent of the Indemnifying Party, which shall not be unreasonably withheld. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in, any claim, suit or action in which the Indemnifying Party did not assume the defense in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

10.3.4. Subrogation. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article X. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against other persons.

10.4. Indemnification Payments. Amounts owing under this Article X shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability; provided, however, that if the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days of receipt of such demand that it disputes its obligation to provide indemnity, the controversy shall be settled by arbitration as provided herein.

ARTICLE XI: Arbitration

11.1. Agreement to Arbitrate. It is the intention of the Company and the Reinsurer that the customs and practices of the insurance and reinsurance business shall be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. Any dispute or difference between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration. The arbitrators shall reach their decision from the standpoint of equity and the customs and practices of the life insurance and reinsurance business (to the extent consistent with the terms of this Agreement) rather than solely from the strict interpretation of the applicable substantive and procedural law.

11.2. Initiating Arbitration. To initiate arbitration, either the Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within twenty (20) days of its receipt.

11.3. Selection of Arbitrators. The arbitration hearing shall be before a panel of three (3) arbitrators, each of whom must be a disinterested present or former officer of a life insurance company other than the Company or the Reinsurer or their affiliates. The Company and the Reinsurer shall each appoint one (1) arbitrator by written notification to the other party within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. These two (2) arbitrators shall then select the third arbitrator within fourteen (14) additional days of the date of the mailing of the notification initiating the arbitration. Should either the Company or the Reinsurer fail to appoint an arbitrator, or should the two (2) arbitrators be unable to agree upon the choice of a third arbitrator, such appointment shall be left to the American Arbitration Association or its successor organization. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

11.4. Arbitration Hearing. The arbitration hearing shall be held in New York, New York on the date fixed by the arbitrators. In no event shall this date be later than three (3) months after the appointment of the third arbitrator. The arbitrators shall establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem appropriate after consideration of any objections raised. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days after the end of the arbitration hearing, the arbitrators shall issue a written decision, from which there shall be no appeal and which any court having jurisdiction of the subject matter and the parties may reduce to judgment. Each party shall bear the cost of any expenses it incurs in connection with the arbitration (including the fees and expenses of the party’s appointed arbitrator); the fees and expense of the third arbitrator shall be paid by the parties in equal shares.

ARTICLE XII: Miscellaneous

12.1. Further Actions and Assurances. The Reinsurer and the Company will each use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, and to execute all documents, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

12.2. Errors. Notwithstanding anything to the contrary contained herein, if either the Company or the Reinsurer shall fail to perform an obligation under this Agreement, and such failure is shown to be unintentional and the result of an oversight, misunderstanding or clerical error on the part of either party, then the party shall not be deemed in breach thereby, but such error shall be corrected promptly by restoring both parties to the positions they would have occupied had no such error occurred.

12.3. Assignment. This Agreement may not be assigned by a party hereto without the prior written approval of the other party which shall not be unreasonably withheld. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective transferees, successors and permitted assigns.

12.4. Insolvency. In the event of insolvency of the Company, all payments due from the Reinsurer shall be payable directly to the liquidator, receiver or statutory successor of the Company (“Liquidator”) without diminution because of the insolvency and on the basis of claims allowed against the Company by the court having jurisdiction over the Company’s insolvency proceedings. The Liquidator shall give written notice of the pendency of a Reinsured Claim against the Company within a reasonable time after such claim is filed and the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to Company or the Liquidator. The expense thus incurred by the Reinsurer shall be payable, subject to court approval, out of the estate of the Company as part of the expense of the insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Company as a result of the defense undertaken by the Reinsurer.

12.5. No Third-Party Beneficiaries. None of the provisions of this Agreement shall confer rights or benefits as third-party beneficiaries or otherwise upon any third-party that is not expressly a party to this Agreement.

12.6. Survival.

12.6.1. Unless otherwise specifically set forth in this Agreement or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, all covenants, representations and warranties and other obligations of the parties hereto as expressed in this Agreement shall survive until all of the Reinsurer’s obligations in respect of the Reinsured Claims have been discharged or otherwise have expired. Any obligation resulting from or arising out of the non-performance of any such covenant, agreement, obligation or commitment or of any representation or warranty being untrue as of the Closing Date as to which a written notice of possible Loss shall have been given to the indemnifying party in accordance with the requirements of Article X shall survive until barred by the limitation period provided by law.

12.6.2. The obligations of the parties and their affiliates under Sections 5.3 and 5.4 shall survive termination of this Agreement.

12.7. Notices. All notices and other communications hereunder shall be in writing and shall be either (i) deposited in first class United States mail, certified, with postage prepaid, (ii) delivered by messenger, (iii) sent by a nationally recognized overnight courier, or (iv) sent by fully completed and confirmed facsimile transmission (with a written confirmation simultaneously sent in first class United States mail), as follows:

If to the Company:

Richard H. Burd

Vice President and Corporate Actuary

Educators Mutual Life Insurance Company

202 North Prince Street

P.O. Box 83149

Lancaster, Pennsylvania 17608-3149

FAX No.: (717) 393-7014

Copy to:

Kimberly A. Rankin

Vice President and Corporate Secretary

Educators Mutual Life Insurance Company

202 North Prince Street

P.O.Box 83149

Lancaster, Pennsylvania 17608-3149

FAX No.: (717) 393-7014

If to the Reinsurer:

Stephen M. Maher

Vice President & Actuary

Hartford Life & Accident Insurance Company

200 Hopmeadow Street

Simsbury, Connecticut 06089

Copy to:

Lynda Godkin, Esquire

General Counsel

Hartford Life & Accident Insurance Company

200 Hopmeadow Street

Simsbury, Connecticut 06089

or such other address or fax number as any party may request by notice given under this section. Notices sent as provided herein shall be deemed given on the date received by the recipient. If a recipient rejects or refuses to accept a notice given pursuant to this section, or if a notice is not deliverable because of a changed address or fax number of which no notice was given in accordance with this section, such notice shall be deemed to be received two days after such notice was mailed (whether as the actual notice or as the confirmation of a faxed notice) in accordance with the terms hereof. The foregoing shall not preclude the effectiveness of actual written notice given to a party at any address or by any means.

12.8. Press Releases. The parties will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated by, or related to, this Agreement, and shall agree in advance in writing upon (a) the text of any such release or the content and/or making of any such public announcement, and (b) the manner and timing of any such release or announcement.

12.9. Integration. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. This Agreement supersedes all prior and contemporaneous discussions and agreements between the parties with respect to the subject matter hereof, all of which are merged and integrated herein.

12.10. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof by a writing executed by the President, Vice President or other duly authorized officer of such party. A waiver on any one occasion shall not be deemed to be a waiver of the same term or condition or any other term or condition on any future occasion.

12.11. Amendment. This Agreement may be modified or amended only by a writing duly executed by the parties.

12.12. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rules.

12.14. Headings. The headings in this Agreement are for convenience only and shall not constitute a part hereof.

12.15. Severability. If any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, the unenforceable term or provision shall be stricken or interpreted in such manner as may be necessary to permit it to be enforceable, and the remaining portions of this Agreement shall be enforced in accordance with their respective terms.

12.16. Force Majeure. Neither party shall be liable for any delay or non-performance of any covenant contained herein, nor shall any such delay or non-performance constitute a default hereunder, or give rise to any liability for damages if such delay or non-performance is caused by an event of “force majeure.” As used herein, the term “force majeure” means any act or explosion, action of the elements, strike or other labor relations problem, restriction or restraint imposed by law, rule or regulation of any public authority, whether federal, state or local, and whether civil or military, act of any military authority, interruption of transportation, facilities, or any other cause which is beyond the reasonable control of such party and which by the exercise of reasonable diligence such party is unable to prevent. The existence of any event of force majeure shall extend the term of performance on the part of such party to complete performance in the exercise of reasonable diligence after the event of force majeure has been removed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first written above.

EDUCATORS MUTUAL LIFE INSURANCE COMPANY		HARTFORD ACCIDENT & LIFE INSURANCE COMPANY

By:		By:
Its:	VP & Corp Actuary	Its:	VP & Actuary
Date:	8/6/99	Date:	8/6/99

[Schedules Omitted]